EXHIBIT 11

                       COMPUTATION OF EARNINGS PER SHARE

                         Six Months ended June 30, 1996

                                                       Fully
                                         Primary      Diluted
                                     -------------------------
Net income                             $  267,479   $  267,479
Less preferred stock dividends            (55,246)     (55,246)
                                     -------------------------

Net income applicable to common stock  $  212,233   $  212,233

Weighted average shares outstanding     4,946,164    4,946,164

Effect of options and warrants            733,945      990,340
                                     -------------------------

Weighted average common and common
 equivalent shares                      5,680,109    5,936,504
                                     -------------------------

Net income per common share            $      .04   $      .04
                                     =========================


                        Three Months ended June 30, 1996

Net income                             $  284,601   $  284,601
Less preferred stock dividends            (27,623)     (27,623)
                                     -------------------------

Net income applicable to common stock  $  256,978   $  256,978

Weighted average shares outstanding     4,957,125    4,957,125

Effect of options and warrants            841,714      983,085
                                     -------------------------

Weighted average common and common
 equivalent shares                      5,798,839    5,940,210
                                     =========================

Net income per common share            $      .04   $      .04
                                     =========================